Exhibit 99.1

International Headquarters
5221 North O’Connor Blvd.
Suite 500
Irving, Texas 75039	News Release
Phone: 972.869.3400
Fax: 972.443.1701

FOR IMMEDIATE RELEASE

Contact :	Jim Taylor, President, Chief Executive Officer
972-869-3400
jtaylor@thomasgroup.com

Thomas Group Pre-Pays Subordinated Debt

Irving, Texas, June 14, 2005 Thomas Group, Inc. (TGIS.OB) today announced that it has repaid the last of its subordinated debt. “Our subordinated debt has now been eliminated a year before its maturity date. This is the final step in $8.2 million of debt reduction in the last 30 months”, announced Jim Taylor, President and CEO of Thomas Group.

On June 8, 2005, the company signed an amendment to its $5.5 million credit facility with Bank of America, N.A. waiving the subordination agreement related to subordinated debt issued to the Company’s Chairman of the Board. Recent cash flows and profitability allowed the Company to generate cash sufficient to eliminate subordinated debt without drawing on its line of credit.  Therefore, the Company repaid the subordinated note, including unpaid interest, on June 9, 2005 out of cash reserves.

“This is a significant milestone for us,” said Mr. Taylor.  “Our goal over the last three years has been to eliminate debt and grow profitably.  The most important part of this pre-payment is that the subordinated debt was repaid out of our cash reserves, without drawing on our line of credit. Profitable growth has enabled us to generate cash, and we have used that cash to eliminate bank debt and subordinated debt. Today we have no outstanding borrowings on our line of credit, so we are essentially debt-free and current with all our vendors.”

Mr. Taylor continued, “Our relationship with Bank of America is strong, and we will use our $5.5 million line of credit in the future if needed for operations. With our debt problems behind us, we will now concentrate our entire efforts on increasing shareholder value through profitable revenue growth.”

In addition to removing the subordination agreement, the amendment;

a)              Replaced the debt service coverage ratio with a minimum EBITDA requirement,

b)             Increased the allowable Funded Debt to EBITDA ratio, and

c)              Removed the over-advance feature

Details of this amendment, and a copy of the agreement were filed with the Securities and Exchange Commission on June 10, 2005 on Form 8-K. Further discussion of the Company’s performance will take place at the Annual Meeting of Stockholders to be held on Wednesday June 29, 2005 at 9:00am at the Company’s executive offices, located at 5221 N. O’Connor Blvd, Suite 500, Irving, Texas 75039.

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Thomas Group, Inc. is an international, publicly traded business consulting firm (TGIS.OB).  Thomas Group’s unique brand of process improvement and performance management services enable businesses to enhance operations, improve productivity and quality, reduce costs, generate cash and drive higher profitability.  Known as The Results CompanySM, Thomas Group creates and implements customized improvement strategies for sustained performance improvements in all facets of the business enterprise.  Thomas Group has offices in Dallas, Detroit, Zug, and Hong Kong.  For additional information on Thomas Group, Inc., please go to www.thomasgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Statements in this release that are not strictly historical are “forward looking” statements, which should be considered as subject to the many uncertainties that exist in the Company’s operations and business environment.  These uncertainties, which include economic and business conditions that may impact clients and the Company’s performance-oriented fees, timing of contracts and revenue recognition, competitive and cost factors, and the like, are set forth in the Company’s Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

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